Exhibit 99.1

ZUJI Q&A

What have you announced?

Travelocity has entered into a put option agreement between Travelocity and its Zuji joint venture partners, AGC and Abacus.  Travelocity granted each partner, AGC and Abacus, an option, which is exercisable from January 1, 2006 through January 31, 2006. If both parties exercise their options, Travelocity would acquire the remaining equity interest in Zuji that it does not already own.  Currently, Sabre Holdings directly or indirectly owns 13.6% of Zuji, of which Travelocity directly owns 10.1% and Sabre Inc., through its ownership of Abacus, indirectly owns 3.5%.

What is the background on Zuji and what is the current ownership structure?

Zuji was formed in 2002 and is a joint venture between Travelocity and 15 Asia-Pacific airlines.  Zuji is a leading online travel company in Australia, Korea, Singapore, Taiwan, and Hong Kong and utilizes Travelocity technology in the Asia Pacific region as Zuji.com.

Zuji’s current ownership structure is comprised of AGC— 80%; Abacus - 9.9%; Travelocity - 10.1%; Sabre Holdings, through its indirect ownership of Abacus, indirectly owns 3.5% of Zuji.

Why have you entered into this put option arrangement?

Online travel in the Asia Pacific region represents a very attractive opportunity and an area of increased focus and investment for Travelocity.  For our joint venture partners, ownership of and investment in online travel outside their core business has become a lower priority.  Travelocity and its joint venture partners have entered into this put option agreement to enable Travelocity to continue to support the business in 2005 while allowing the joint venture partners time to decide if they wish to do the same. The arrangement also gives Travelocity the opportunity to secure the equity interest it does not already own if the joint venture partners decide to exercise their puts.

If the put options are exercised, what are the benefits to Travelocity of owning 100% of Zuji?

If Travelocity acquires 100% ownership in Zuji, we believe we can accelerate Zuji’s growth by capturing all of the benefits from our industry-leading capabilities, including dynamic packaging, our advanced merchant hotel program and revolutionary site designs, and will be in a better position to support our potential expansion into  the Chinese and Indian markets.  Other expected benefits from full ownership include: tighter operational controls and efficiencies; faster and more efficient corporate governance; better alignment with suppliers, travel providers, and global alliances across Travelocity; and faster time to market to roll out key Travelocity capabilities in Asia.

Why are you entering into this arrangement now?

A put option provides time for the joint venture partners to determine their course of action.

Does this put option arrangement have a financial impact to 2005 earnings?

No. The put options are exercisable January 1, 2006 through January 31, 2006; therefore, no financial impact is currently expected to 2005 earnings.   We will not comment any further at this time regarding the potential financial impact if the options are exercised and Travelocity acquires the equity interest it does not already own.